CUSTODY AGREEMENT

BETWEEN

THE HUNTINGTON NATIONAL BANK

AND

MUTUAL FUND SERIES TRUST

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APPENDIX B

Series of the Trust

Amended as of July 1, 2011

Domestic Fee Schedule A	Domestic Fee Schedule B
Catalyst Large Cap Value Fund	Catalyst Value Fund
Catalyst International Value Fund	Catalyst Strategic Value Fund
Catalyst/Groesbeck Growth of Income Fund	Catalyst/SMH High Income Fund
Catalyst/MAP Global Total Return Income Fund	Catalyst/SMH Total Return Income Fund
Catalyst/MAP Global Capital Appreciation Fund	AmericaFirst Quantitative Strategies Fund
Listed Private Equity Plus Fund	AmericaFirst Absolute Return Fund
Day Hagan Tactical Allocation Fund of ETFs	AmericaFirst Income Trends Fund
AmericaFirst Defensive Growth Fund
Camelot Premium Return Fund
Delux All Cap Stock Fund
SMH Representation Trust
Eventide Gilead Fund

Approved by:

Catalyst Funds

Huntington National Bank

Jerry Szilagyi, Trustee

Name, Title

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